Exhibit 2

ACKNOWLEDGMENT

FOR VALUE RECEIVED, and intending to be legally bound, I, Stephanie Ricciardi, do hereby acknowledge, consent and agree that (1) until such date that is 15 months following the date hereof, I shall vote, or cause to be voted, all of the shares of voting securities of Institutional Financial Markets, Inc. (“IFMI”) beneficially owned by me in accordance with the recommendations of IFMI’s Board of Directors, (2) I am a third-party beneficiary of the Amended and Restated Employment Agreement of even date by and among IFMI, IFMI, LLC and Christopher Ricciardi, and (3) other than as set forth on Exhibit B of such agreement, I do not have any interest in, directly or indirectly (including, without limitation, through derivative or synthetic transactions), any interest (whether pecuniary, beneficial or otherwise) in any equity of IFMI or IFMI, LLC.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have caused this Acknowledgment to be duly executed and effective as of this 19th day of April, 2011.

/s/ Stephanie Ricciardi
Stephanie Ricciardi